SPECIFIC ASSET PURCHASE AGREEMENT

     AGREEMENT between and among ENVIRONMENTAL TESTING
TECHNOLOGIES, INC. (formerly Peripheral Systems, Inc.), a Washington Corporation, located at 7500 Perimeter Road South, Seattle, Washington 98108 (hereinafter "ETT"); ACCU-TECH EVALUATION SERVICES, INC., a New
Jersey Corporation, located at 1410 Pinewood Street, Rahway, New Jersey
07065 and 917 Alhambra Avenue, Suite D, Martinez, California 94553 (hereinafter "Accu-Tech") and the shareholders of Accu-Tech, ANTON S.
KURTZ and MARY ELLEN KURTZ both of 525 North Terry Lane,
Jamesburg, New Jersey 08831; RICHARD KURTZ, 140 Cedar Run Road,
Bayville, New Jersey 08721, and JOSEPH S. FERENC and JULIE A. FERENC both of 904 Capstan Drive, Forked River, New Jersey 08753 (hereinafter collectively the "Shareholders").

RECITALS

The Shareholders of Accu-Tech are, together, the owners of all the issued and outstanding capital stock of Accu-Tech. ETT is a holding Company owning two businesses, X-RAY, INC. and TANKTEK, INC., that are engaged in above-ground storage tank certifications and nondestructive inspection services.

Accu-Tech is an "S" corporation operating nondestructive inspection laboratories in both New Jersey ad California.

ETT is desirous of purchasing certain specific assets of Accu-Tech.

The Shareholders are desirous of joining the ETT organization and selling certain assets of Accu-Tech to ETT.

AGREEMENT

I.   THE TRANSACTION

        A. Accordingly, ETT, Accu-Tech and its Shareholders (the "Parties") agree to the following:

                1. ETT has formed a new 100% owned subsidiary incorporated in New Jersey., Such subsidiary will purchase the specific assets of Accu-Tech. The Accu-Tech assets (the "Assets") to be purchased by ETT's subsidiary are:

                        a.      rights to the name Accu-Tech;
                        b. all customer lists and contracts to provide services to customers;
                        c. all equipment owned nd/or used in Accu-Tech's business;
                        d.      work in progress; and
                        e. the NRC license held by Accu-Tech permitting the use of certain testing equipment which emits radiation, as well as all other licenses and permits used by Accu-Tech in its business.

                2. In addition, ETT shall require a covenant not to compete from Accu-Tech and the Shareholders (for a period of two
                        (2) years after the termination of their employment with Accu-Tech or any ETT affiliate) as set forth in a separate non-competitive agreement to be executed at Closing; and

        B.      ETT will purchase the Assets by issuing TWO HUNDRED
                THOUSAND (200,000) shares of Class B non-voting Convertible Preferred Stock with value of ONE DOLLAR ($1.00) per share for a total value of TWO HUNDRED THOUSAND DOLLARS ($200,000.00).
                Thus, the Purchase Value of each share of stock is ONE DOLLAR ($1.00) ("Share Purchase Value"). This convertible Preferred Stock is convertible into ETT common Stock at the option of the Shareholders for a period of eight (8) years from Closing as follows:

                1. Until the third anniversary of the Closing, one (1) share of Class B Preferred Stock can be converted into two (2) shares of ETT Common Stock.

                2. From the third anniversary until the fourth anniversary of closing, one (1) share of Class B Preferred stock can be converted into one and a half (1-1/2) shares of ETT Common Stock.

                3. From the fifth anniversary until the eighth anniversary of Closing, one (1) share of Class B Preferred Stock can be converted into one (1) share of ETT Common Stock.

                4.      Thereafter, the Preferred Stock may not be redeemed.

        C. While outstanding, the Preferred Stock shall carry dividend rights as follows:

                1.      First year, TWO PERCENT (2%) of Share Purchase Value.

                2. Second year through the eighth year, SIX PERCENT (6%) of Share Purchase Value.

                3.      After the eighth year, none.

                Such dividend shall be paid to the holders of Preferred Stock on the anniversary of the Closing each year.

        D. Distribution of the ETT Preferred Stock is the responsibility of Accu-Tech. Accu-Tech has elected to distribute the Preferred Stock as outlined in Schedule B (attached) and hereby directs ETT to distribute the Convertible Preferred Stock due to Accu-Tech pursuant hereto in accordance with Schedule B.

        E. Accu-Tech has provided ETT complete listings and agings of its payables and receivable. ETT's new subsidiary specifically is not purchasing Accu-Tech's trade receivable nor receivables from stockholders on any other receivable created prior to the date of closing. Nonetheless, ETT shall, on and after Closing, collect trade receivables on behalf of Accu-Tech. ETT shall be entitled to pay any payables of Accu-Tech, including any tax liabilities, which survive the Closing if such liabilities, including tax liabilities, constitute an actual or potential lien or encumbrance upon the Assets ("Critical Payables").

        F. ETT is assuming no liabilities of Accu-Tech other than those shown on Schedule C (attached).

        G. ETT specifically is not assuming any of Accu-Tech's trade payable obligations or payroll obligations, such as employee wages or payroll taxes, unpaid vacation, unpaid sick leave, medical insurance or similar obligations which were incurred prior to the date of Closing.

        H. Accu-Tech hereby agrees to indemnify and hold harmless ETT and the officers, agents and affiliates of ETT from and against any trade payables, payroll obligations or any other liability of Accu-Tech arising before the Closing Date, whether or not such liability has been disclosed to ETT, unless such liability has expressly been assumed by ETT pursuant to Schedule C hereof.

        I. Accu-Tech assumes responsibility for collection of the receivables and payment of all the pre-closing liabilities, and covenants to cooperate with ETT in ETT's efforts to collect such receivables. ETT's new subsidiary will deposit all funds collected from pre-closing receivables into a bank account ("Payables Account") upon which ETT and Accu-Tech have check signing authority. ETT may use its check signing authority to pay Critical Payables at any time. ETT will be reimbursed at the end of each month FIVE PERCENT (5%) of funds collected to cover the administrative costs of its efforts. ETT may draw a check in the Payables Account each month for the purpose of making this payment. Accu-Tech may use its check signing authority only to pay Accu-Tech's payables, including taxes, until such time as all payables are paid in full and shall make no payments to Shareholders.


        J. ETT shall be free to hire the employees of Accu-Tech upon Accu-Tech's termination of business on the scheduled Closing Date. Employees who are hired by ETT will thereafter receive benefits comparable to those afforded to employees of TankTek, Inc.

        K. The scheduled Closing Date for completion of this transaction is August 31, 1994, but may occur on another date as agreed by the parties and confirmed in writing. The Closing will take place in Rahway, New Jersey or at any other mutually agreeable location.

II.     ADDITIONAL COMPENSATION

        A. Accu-Tech Shareholders Anton Kurtz ad Richard Kurtz are planning on continued involvement in ETT's new subsidiary's operations. Anton Kurtz shall be engaged as a consultant. Richard Kurtz shall be hired as an employee. Joseph Ferenc will be engaged by ETT or its new subsidiary in a management position. His continued involvement is considered critical to the successful operation of the Accu-Tech business by ETT and his agreement to be employed by ETT or its subsidiary is a condition precedent to the Closing of this transaction. In recognition of Joseph Ferenc's ongoing contributions, the Shareholders are entitled to receive in the aggregate, in cash, THIRTY PERCENT (30%) of the pre-tax profits generated by ETT's new subsidiary (the "Profit Incentive") for that portion of the five (5) year period ending August 5, 1999, during which Mr. Ferenc, richard Kurtz and Joseph Ferenc may be terminated only for "good cause".

        B. Cash payments reflecting the Profit Incentive will be make annually after the closing of the books and records and annual audit; provided, however, that no payment shall be made for any period after the termination of employment of Joseph Ferenc; provided, however, that the Shareholders shall be entitled to receive the Profit Incentive payment throughout the five (5) year period in the event such termination is the result of Mr. Ferenc's death, disability or illness.

        C. ETT's year end is May 31st. Payments due will be made no later than July 30th.

        D. Schedule A outlines the distribution of the incentive earnings to the individual Shareholders.

III.  REPRESENTATIONS & WARRANTIES OF ACCU-TECH AND ITS
SHAREHOLDERS

        A. Accu-Tech is a New Jersey corporation duly organized and validly existing. It is in good standing under the laws of New Jersey, and is properly authorized to do business in California. It is not required to be authorized to do business in any other state. Accu-Tech has all requisite power and authority to own its properties, assets and carry on its business as now conducted.

        B. Accu-Tech and its Shareholders have the power and authority to execute and deliver this agreement. The Shareholders are, together, the owners of all the issued and outstanding shares of Accu-Tech and no person, including the Shareholders, has any other interest nor has any warrant or right in any shares of Accu-Tech. This agreement is valid, binding and enforceable against the parties in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights. Accu-Tech will assist in and facilitate ETT's needs in filing all legal notices required to transfer the assets.

        C. Schedule D describes all pending legal actions or proceedings existing or known to be threatened against Accu-Tech.

        D. Accu-Tech has good and marketable title to all of the Assets as shown on Schedule E and the Assets are free and clear of all mortgages, pledges, liens, security interests, conditional sales contracts, charges, encumbrances and claims, except those shown on Schedule C.

        E. Certain Shareholders are acquiring, via the conversion right, the Common Stock of ETT. They will acquire such common stock for investment and not with the view to or for immediate resale as the Shareholders understand the shares being offered are unregistered securities under the Securities Act of 1933. The shares are "restricted" securities within the meaning of Rule 144 of the Securities and Exchange Commission and may not be sold or disposed of other than pursuant to Rule 144.

        F. Accu-Tech and the Shareholders will, at any time or from time to time after the Closing Date, upon the request of ETT, execute, acknowledge and deliver, all such further bills of sale, assignments, checks endorsements or other instruments of transfer and conveyance as may be reasonably required to confirm or better effectuate the sale, transfer, assignment or delivery of the Assets to ETT.

        G. Accu-Tech has provided to ETT unaudited financial statements of Accu-Tech for the period ending December 31,1993 and April 30, 1994. Such statements are true, accurate, complete and correct and fairly set forth the financial condition of Accu-Tech as of the dates specified (attached hereto as Schedule F).

        H. Attached hereto and made a part hereof as Schedule E is a brief description of all leases of real property to which Accu-Tech is now or will be a party at the Closing Date. Accu-Tech owns free and clear of any lien, mortgage, pledge, claim, encumbrance or charge or leases all of the fixtures and equipment in the structures located on such leased premises.

        I. No complaints that Accu-Tech is in violation of any federal, state or local statute, law, ordinance, regulation, rule or order in the operation of its business, have been received by Accu-Tech or Shareholders and, to the best of their knowledge, none are threatened.

        J. Accu-Tech has all material permits, licenses, registrations, franchises and approvals of and from all governmental authorities necessary for the operation of its business and no governmental approval is required for the sale of the Assets contemplated herein.

        K. No notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is known by Accu-Tech or Shareholders to be pending or threatened by any governmental entity or agency (i) with respect to any alleged violation of any law, ordinance, rule, regulation or order of any governmental entity in connection with the conduct of the business of Accu-Tech and relating to a Hazardous Substance (as hereinafter defined) or (ii) with respect to any alleged failure to have any permit, certificate, license, approval, registration or authorization required in connection with the conduct of the business of Accu-Tech and relating to a Hazardous substance or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or release of any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, whether or not regulated under federal, state or local environmental statutes, ordinances, rules, regulations or orders ("Hazardous Substance") used in connection with the business of Accu-Tech.

Accu-Tech has not handled any Hazardous Substance and mon are present on any property now or previously owned or leased by Accu-Tech, nor has Accu-Tech allowed any release thereof nor transported or allowed transport thereof to any location. There are no underground storage tanks, currently in use or abandoned, at any property now or previously owned or leased by Accu-Tech which have been used to store or have contained a Hazardous Substance.

No Oral or written notification of a release of a Hazardous Substance has been made or filed by or on behalf of Accu-Tech and no property now or previously owned or leased by Accu-Tech is listed, or proposed for listing, on the National Priorities List promulgated pursuant to any federal or state list of sites requiring investigation or clean-up.

There are no environmental liens on any Asset of Accu-Tech and to the best of Accu-Tech's and Shareholders' knowledge, no government actions have been taken or are in process which could subject any of such assets to such liens.

To the best of Accu-Tech's and Shareholders' knowledge, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Accu-Tech in relation to any property or facility now or previously owned or leased by Accu-Tech.

        L. Accu-Tech shall provide to ETT, prior to Closing, a summary description (including agent, carrier, limits, deductibles, premium dates in force and nature of coverage) of all policies of insurance held by Accu-Tech, including but not limited to, those concerning fire, theft, casualty and liability, as well as all self-insurance programs, including but not limited to, those concerning employee medical plans, workers compensation, disability, fire, theft, casualty and liability.

        M. Accu-Tech represents and warrants that it has used the name "Accu-Tech" in connection with its services and business. Accu-Tech and Shareholders have no knowledge of any patents, trademarks, service marks, trade name, rights, copyrights or publication rights of others which materially adversely affect use of this name.

        N. No broker, agent, finder or other party has been retained by Accu-Tech and none is entitled to payment in connection with the transactions contemplated by this Agreement or the origin, negotiation, execution or consummation thereof.

 IV.  ETT REPRESENTATIONS AND WARRANTIES

        A. ETT is a Washington corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all the requisite corporate power and authority to own its own properties and carry on its business as now being conducted.

        B. ETT has the power and authority to execute and deliver this agreement and the agreement is valid, binding and enforceable against ETT in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relative to or affecting enforcement of creditors rights and except as enforceability may be limited by rules of equity governing specific performance, injunctive relief, other equitable remedies.

        C. ETT is providing Accu-Tech and its Shareholders, the unaudited financials of ETT as of May 31, 1994 (Schedule G), and the disclosure statement dated March 9, 1994 (Schedule G).

V.      CONDITIONS OF CLOSING

There have been no material adverse change or any development involving a prospective material adverse change in the business and/or financial condition of Accu-Tech since May 1, 1994, or of ETT since June 1, 1994.

VI.     MISCELLANEOUS

        A. Further Assurances - Each party will, on request of the other, execute and deliver all instruments and documents of further assurance or otherwise necessary and perform all acts and things that may be required to carry out its obligations hereunder and to consummate and complete the transaction contemplated by this Agreement.

        B. Notices - Any notice, request, instruction or other document to be given hereunder by any party hereto shall be in writing and shall be delivered personally or sent by registered or certified mail postage prepaid, to the Shareholders of Accu-Tech addressed to them at the address set forth on Schedule A of this Agreement. If to ETT, such notice shall be addressed to George Maitland, at the address set forth on Page 1 of the Agreement or such other addresses as any party may designate by written notice to the other.

        C. Governing Law - This Agreement shall be governed and construed in accordance with the laws of Washington State.

        D. Parties-in-Interest - This Agreement shall be binding on and inure to the benefit of the Parties hereto, their respective heirs, administrators, executors, successors and assigns; provided, however, that this Agreement may no be assigned by any of the Parties hereto.

        E. Entire Agreement - This Agreement is the entire agreement of the Parties and supersedes ny and all prior negotiations, correspondence, understandings and agreements between the Parties respecting the subject matter hereof.

        F. Waiver - Any of the terms and conditions of this Agreement and any inaccuracies in any of the representations or warranties contained herein may be waived at any time and from time to time, in writing, by the parties entitled to the benefit of such terms, conditions, warranties, or representations. Such waiver shall not constitute or be deemed a waiver of any other terms, conditions or inaccuracies.

        G. Amendment - This Agreement may be amended but only by an instrument in writing executed by the Parties.

        H. Attorneys' Fees - If suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees incurred in preparation for and prosecution of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trail court, reasonable attorneys' fees as fixed by the appellate court.

        J. Counterparts - This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        K. Schedules - The schedules referred to in this Agreement shall be the schedules described in such, initialed by the Parties and attached to this Agreement and its execution and delivery.

        L. Integrated Agreement - The schedules which are attached hereto are hereby incorporated into this Agreement of this Reference.















        SCHEDULES                    DESCRIPTION

            A                 Incentive Earnings Distribution
            B                 Convertible Preferred Stock Distribution
            C                 Assumed Liabilities
            D                 Pending Litigation
            E                 Assets Being Purchased
            F                 Accu-Tech Financials
            G                 ETT Financials and Disclosure Statement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first indicated.

                     ENVIRONMENTAL TESTING TECHNOLOGIES, INC.


DATED:   August     , 1994                   BY:   George B. Maitland, President


                     ACCU-TECH EVALUATION SERVICES, INC.

DATED:   August     , 1994                   BY:   Julie Ferenc

                     ACCU-TECH EVALUATION SERVICES, INC.
                              SHAREHOLDERS

DATED:   August     , 1994                   BY:  Joseph S. Ferenc

DATED:   August     , 1994                   BY:  Richard Kurtz

DATED:   August     , 1994                   BY:  Anton Kurtz

DATED:   August     , 1994                   BY:  Julie Ferenc

DATED:   August     , 1994                   BY:  MaryEllen Kurtz

                    MaryEllen Kurtz Personally Appeared
                    Before Me this Date, August 26, 1994


                    James M. Rixey
                    Notary Public of New Jersey
                    My Commission Expires June 13, 1998




TABLE OF CONTENTS


1.   SPECIFIED ASSET PURCHASE AGREEMENT]

2.   SCHEDULE A (Incentive Earnings Distribution Schedule) through SCHEDULE E

3.   ACCU-TECH EVALUATION SERVICES, INC. FINANCIAL REPORT (SCHEDULEG)

4.   ENVIRONMENTAL TESTING TECHNOLOGIES, INC.
     Income Statement - June 1994 (SCHEDULE G)

5.   UNANIMOUS WRITTEN CONSENT OF DIRECTORS TO ACTION WITHOUT A
     MEETING DATED AS OF AUGUST 24, 1994

6.   UNANIMOUS WRITTEN CONSENT OF SHAREHOLDERS TO ACTION WITHOUT
     A MEETING DATED AS OF AUGUST 23, 1994

7.   UNANIMOUS WRITTEN CONSENT OF DIRECTORS TO ACTION WITHOUT A
     MEETING DATED AS OF AUGUST 17, 1994

8.   UNANIMOUS WRITTEN CONSENT OF SHAREHOLDERS TO ACTION WITHOUT
     A MEETING DATED AS OF AUGUST 15, 1994

9.   BILL OF SALE




SCHEDULE A

INCENTIVE EARNINGS DISTRIBUTION SCHEDULE

The following employees or consultants are participants in the incentive pool on the following basis;


       Names                   1995    1996    1997    1998    1999

Anton Kurtz                     30%     30%     30%     30%     30%
Richard Kurtz                   20%     20%     20%     20%     20%
Joseph Ferenc                   50%     50%     50%     50%     50%
       Total                   100%    100%    100%    100%    100%




SCHEDULE B

CONVERTIBLE PREFERRED STOCK DISTRIBUTION

                      Number of Shares               Dollar Value

To:    Anton Kurtz         60,000                     $60,000.00

TO:    Richard Kurtz       40,000                     $40,000.00

To:    Joseph Ferenc      100,000                     $100,000.00

       Total              200,000                     $200,000.00






ACCU-TECH OFFICE EQUIPMENT                          SCHEDULE E - 1 OF 8


1.     2-486 DX 2-50 Computer
2.     1-386  25 Computer
3.     1-HP Ink Jet Color Printer
4.     2-Laser Jet II P B/W Printer
5.     1-HP Ink Jet B/W Printer
6.     1-HP DOT Matrix Printer
7.     10- Desks
8.     4-Fire Proof File Cabinets
9.     20-Regular File Cabinets
10.    1-Blue Print File Cabinet
11.    2-Equipment Cabinets
12.    20-Chairs
13.    1-19" Color TV/VHS Combo
14.    1-1992 Savin Copier
15.    1-Phone System W/9 Phones
16.    Books, Codes, Procedures
17.    5-Bookcases
18.    1-Blue Print Copier






ACCU-TECH MAGNETIC PARTICLE EQUIPMENT         SCHEDULE E - 2 of 8


1.   1-Magnaflux ANQ 4845-AC 4000 amp Stationary Unit
2. 1-Magnaflux KCH-3D 3000 amp Job Site Unit
3. 2-P-90 Magnaflux Portable Units
4.   10- Parker AC/DC ADJ Probes
5.   5-Blacks Lights





ACCU-TECH FIBER OPTIC EQUIPMENT                     SCHEDULE E - 3 OF 8



1.   3- Complete Welch Allyn fiber Optic - lease 9/93 - 9/94
     Video Inspection Systems w/20'x6mm Probes - 9/93 - 9/94
2. 1-Welch allyn 25'x6mm Probe
3. 1-Complete Olympus Fiber Optic Video - lease 1994-1997
     Inspection System w/12' Probe
4.   2-Spare 13" Monitors
5.   3-Rolling Cabinets
6.   1-8' Schott Boroscope  - bought in 1994 T.C.
7.   1-15' Schott Boroscope - bought in 1994 T.C.





The parties agree to keep the physical Olympus Systems currently in their possession, but X-Ray, Inc. agrees to assume two leases per Schedule E
identification.   June 18, 1995 (signed by George B. Maitland)





ACCUTECH RADIOGRAPHIC EQUIPMENT                    SCHEDULE E - 4 of 8


1.   7-Amersham 660 Cameras
2.   10-Sets of Amersham Crank Assemblies
3.   8-Fully Equipped Dark Rooms (7 mobile - 1 shop)
     1 in 1994, 2 in 1992, 2 in 1993
4.   28-Survey Meters
5.   6-Dosimeters




ACCU-TECH INVENTORY OF EQUIPMENT for               SCHEDULE E - 5 OF 8
ACCU-TECH EVALUATION SERVICES, INC.
RAHWAY, NJ and MARTINEZ, CA
JUNE 1, 1994


VEHICLES

1.   1-1984 Chevy Cube Van-Dark Room
2.   1-1985 Ford Cube Van-Dark Room
3.   1-1986 Ford Cube Van-Dark Room
4.   1-1987 Ford 1-ton P/U w/ Dark Room
5.   1-1978 Ford 1-ton P/U w/ Dark Room
6.   1-1971 Ford 1-ton P/U w/ Dark Room
7.   1-1993 1-ton Chevy Diesel P/U w/ Dark Room
8.   1-1994 1-ton Chevy Diesel P/U w/ Dark Room
9.   1-1989 GMC P/U S-15
10.  1-1990 1/2-ton Chevy P/U
11.  1-1991 Oldsmobile Van
12.  1-1991 Nissan Pathfinder
13.  1-1992 Chevy S-10 P/U
14.  1-1993 Chevy S-10 P/U
15.  1-1994 Chevy S-10 P/U Extended Cab




ACCU-TECH ULTRASONIC EQUIPMENT                      SCHEDULE E - 6 OF 8


1.   1-Rohbeck "B" Scan Unit
2.   2-KBI USK-7 UT Units
3.   4-KBI USK-6 UT Units
4.   1-KBI USL-32 UT Unit
5.   1-KBI 303B UT Unit
6.   3-Panometric DL 2+
7.   3-Stress Tel T-Mike
8.   1-Sonotest "D" Meter
9.   1-Nova "D" Meter
10.  60-Various Size Transducers
11.  4-IIW Steel Blocks
12.  1-IIW Aluminum Blocks
13.  2-DSC Aluminum Blocks
14.  4-DSC Steel Blocks
15.  1-Set Titanium MIL-STD Blocks
16.  2-Sets Aluminum MIL-STD Blocks
17.  2-Sets Steel MIL-STD Blocks
18.  1-Navships Cal Block
19.  Various Size and Mat Step Wedges




ACCU-TECH SAFETY EQUIPMENT                         SCHEDULE E - 7 OF 8


1.   12-Harnesses
2.   2-Sniffer for Tanks
3.   10-Fire Extinguishers
4.   6-Respirators
5.   4- Ladders
6.   12-Safety Belts w/ Lanyards
7.   24-Nomex Suits
8.   12-Quartz Lights




ACCU-TECH SHOP EQUIPMENT                          SCHEDULE E - 8 OF 8


1.   1-Shop Dark Room
2. 1-Band Saw
3. 1-Miller ARC Welder
4.   1-Miller MIG Welder
5.   5-Matabo Power Grinders
6.   2-Granite Lab Tables
7.   1-Snap-on Rolling Tool Box
8.   Various Hand Tools
9.   Various Air Tools
10.  Various Vehicle Maintenance Tools & Equipment




SCHEDULE C

ASSUMED LIABILITIES



Leases                        Amt/Mo.       Pay-off Date     Pay-off @ 7/31/94

1990 Chevy P/U               $395.00           6/95
1991 Olds Silhouette Van      407.21           1/95
1991 Nissan Pathfinder        398.89           7/95
1992 Chevy S-10 P/U           280.36           8/96
1993 Chevy S-10 P/U           288.20           7/97
1992 Chevy Diesel P/U         603.73           11/96
1994 Chevy Diesel P/U         552.80           2/98
1994 Chevy S-10 P/U

Olympus Video Probe System    1,018.00         12/96
Olympus Video Probe System    1,361.00         1/97
Olympus Video Probe           1,024.08         3/96
Welch Allyn Video             3,558.99         11/94
Probe Systems

                                        Buy Out Date
Computer - $114.02/Mo.                        9/95
Computer - $124.77/Mo.                        6/96
Telephone System - $113.60/Mo.                3/97

Summit Equipment Loan - Balance $18,333.35
               $555.55/Mo. Plus Interest

Copier - $145.10/Mo.                          7/97
Radios - $201.00/Mo.                          4/96


The Company has facility leases that are assignable to the new Companies. The New Jersey lease expires May 15, 1997 and has a fixed monthly lease payment of $2,436.10.

The California lease expires January 6, 1995 and has a fixed monthly lease payment of $400.00.

Copies of the leases are attached.




SCHEDULE D

PENDING LITIGATION AGAINST ACCU-TECH


None.


BY:                             August 25, 1994
    Joseph Ferenc

BY:                             August 25, 1994
    Richard Kurtz

BY:                             August 25, 1994
    Anton S. Kurtz
    Julie Ferenc